EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Second Quarter Results

Miami, FL, August 6, 2007 – Quipp, Inc. (Nasdaq: QUIP) reported a 2007 second quarter net loss of $647,000 ($0.44 per basic and fully diluted share) compared to net income of $322,000 ($0.22 per basic and fully diluted share) during the same period last year.  Net sales for the second quarter totaled $4,613,000, reflecting a 47% decline from the $8,625,000 recorded in the second quarter of 2006.

For the six months ended June 30, 2007, Quipp has incurred a net loss of $1,297,000 ($0.88 per basic and fully diluted share) compared to net income of $74,000 ($0.05 per basic and fully diluted share) during the first half of the prior year.  Net sales during the first half of 2007 were down 36% from the same period of a year ago, amounting to $8,934,000 in the first six months of 2007 as compared to $13,886,000 in the first six months of 2006.

Michael Kady, President and Chief Executive Officer of Quipp, commented that: “As we entered 2007, a disproportionate amount of our $8.9 million backlog was scheduled for shipment during the second half of the year.  As a result, net sales through the first six months of this year have been weak.  In contrast, much of our $13.5 million backlog at the beginning of 2006 was scheduled for delivery earlier in the year.  The differences in the timing of scheduled deliveries contributed to the adverse year-to-year comparisons.  However, because of the shipping schedule bias toward the last six months of this year, we anticipate that net sales in the second half of 2007 will compare favorably to the prior year period.”

Mr. Kady added: “Our guarded optimism regarding second half results is also supported by year-to-date new orders.  Through the first half of 2007, new orders amounted to $10,922,000, the highest incoming order rate for any first half since 2000.  Included in these orders are three major projects, each exceeding $1,000,000, at newspapers in the U.S., Latin America, and Canada.  Also, two inserter rebuild projects added an aggregate of $1,300,000.”

Mr. Kady continued: “These new orders, coupled with the portion of our beginning 2007 backlog scheduled for delivery in the latter half of the year, lead us to believe that our financial results during the balance of 2007 will reflect improvements when compared to both the second half of 2006 and the first half of 2007. This view is reinforced by the seasonality of customer demand that has prevailed during the past six years.  Since 2001, new order input has been significantly stronger in the second half of the year.

	Quarter Ended June 30		Six Months Ended June 30,
	2007	2006	2007	2006
(000's omitted, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$4,613	$8,625	$8,934	$13,886

Net (Loss ) Income	$(647)	$322	$(1,297)	$74

Basic and Diluted (loss) earnings per share	$(0.44)	$0.22	$(0.88)	$0.05

New orders during the second quarter amounted to $5,924,000, representing a 32% improvement over the $4,489,000 booked in last year’s comparable period. Quipp’s order backlog totaled $11,136,000 at June 30, 2007 compared to $8,909,000 at December 31, 2006 and $8,840,000 at June 30, 2006.

Despite the financial results through the first six months of 2007, Quipp’s balance of cash and securities grew from $3,925,000 at December 31, 2006 to $4,531,000 as of June 30, 2007.  Collection of accounts receivable and growth in customer deposits more than offset the expansion of inventory related to planned increases in shipments.

The following table provides a reconciliation of net income to EBITDA (earnings before interest, taxes, depreciation and amortization) for the three-month and six-month periods ending June 30, 2007 and 2006.  Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
(000's omitted)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net (Loss) Income	$(647)	$322	$(1,297)	$74

Add (Deduct):
Net Interest Income	(46)	(33)	(96)	(70)
Income Taxes	—	232	—	63
Depreciation and Amortization	114	69	236	127
Intangible Amortization	185	130	316	261

EBITDA	$(394)	$720	$(841)	$455

As announced previously, Quipp’s Board of Directors approved a quarterly dividend of $0.05 per share payable on September 4, 2007 to shareholders of record on August 1, 2007.

Quipp, Inc., through its operating subsidiary, Quipp Systems, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, the seasonality of customer demand, and improved shipments and financial results during the final six months of 2007.  Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, competition for new orders, cancellation of existing orders, changes in delivery schedules and timing of revenue recognition on major projects.